Exhibit 99.1

CONTINENTAL RESOURCES ANNOUNCES PARTIAL EXERCISE OF OVERALLOTMENT OPTION

ENID, OKLAHOMA – March 25, 2011/PR Newswire – FirstCall/Continental Resources, Inc. (NYSE:CLR) Continental Resources, Inc. announced today it has completed the sale of 910,000 shares of its common stock. The sale was made in connection with the underwriters’ partial exercise of the overallotment option granted by the Company in connection with the previously announced public offering by it and certain selling shareholders of 10,000,000 shares of the Company’s common stock.

On March 3, 2011, Continental announced it had received net proceeds of approximately $600.2 million, after deducting the underwriting discount, from the issuance and sale of 9,170,000 shares of the Company’s common stock to the public at a price of $68.00 per share ($65.45 per share, net of underwriting discount). Continental received additional net proceeds of approximately $59.5 million, after deducting the underwriting discount, from the partial exercise of the overallotment option.

Continental has used a portion of the total net proceeds from the offering to repay all amounts outstanding under its revolving credit facility and expects to use the remaining net proceeds to accelerate the Company’s multi-year drilling program by funding its increased 2011 capital budget.

The offering was made under Continental’s effective shelf registration statement previously filed with the Securities and Exchange Commission. A final prospectus supplement and the accompanying base prospectus relating to the offering was filed with the SEC and is available on the SEC’s website at www.sec.gov or may be obtained by contacting BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Prospectus Department or email dg.prospectus_requests@baml.com; or J.P. Morgan c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling toll-free at 1-866-803-9204.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws in any such state or jurisdiction. The offering may be made only by means of a prospectus supplement and related base prospectus.

Cautionary Statement

This press release includes forward-looking statements, which give the Company’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the use of proceeds from the offering of common stock. Such statements are subject to a number of risks and uncertainties, including those identified in “Item 1A. Risk Factors” and elsewhere in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or if underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company does not undertake to update or revise its forward-looking statements as conditions change or as additional information becomes available.

CONTACT: Continental Resources, Inc.

Warren Henry, VP Investor Relations

580-548-5127

warrenhenry@contres.com